SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE
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Net income and the number of shares and common equivalent shares used in the computation of net income per share were computed as follows:

                                             13 Weeks          13 Weeks         26 Weeks         26 Weeks
                                              Ended             Ended            Ended            Ended
                                          Oct. 30, 1994     Oct. 31, 1993    Oct. 30, 1994    Oct. 31, 1993
Income (in thousands)
Net income                                $       7,802     $         923    $      10,172    $         554

Dividends accumulated for Series B
   preferred stock                                 (169)             (169)            (338)   $        (338)

Net income available to
   common stockholders                    $       7,633      $        754    $       9,834    $         216

Shares (in thousands)
Weighted average shares:
   Outstanding                                   16,343            16,275           16,311           16,275
   Net effect of dilutive stock options             738               462              723              456

      Shares for computation                     17,081            16,737           17,034           16,731

Net income per share                      $         .45     $         .04    $         .58    $         .01
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